Exhibit 1

Cemex updates its Sustainability-Linked Financing Framework in line with ambitious 2030 decarbonization targets

Monterrey, Mexico. August 14, 2023 – Cemex has updated its Sustainability-Linked Financing Framework to align with its more ambitious 2030 decarbonization targets, announced on November 2022 and validated by the Science-Based Targets initiative (SBTi) for alignment under their 1.5°C scenario, the most ambitious pathway defined for the cement industry.

Cemex’s Framework, first issued in 2021, aligns Cemex’s financing strategy with its corporate sustainability commitments. The Framework establishes Cemex’s guiding principles when issuing new sustainability-linked financing instruments, including bonds, private placements, loans, derivatives, working capital solutions, and other financing instruments. The Framework is now being updated to align with Cemex’s targets, which accelerate the company’s path toward carbon neutrality.

“The updated Framework announced today reinforces our commitment to reducing the carbon footprint of our operations,” said Maher Al-Haffar, Cemex’s Chief Financial Officer and founding member of the UN Global Compact CFO Coalition for the SDGs. “Sustainable finance is an enabler of the low carbon transition and plays a crucial role in aligning our sustainability ambitions with the expectations of the financing community.”

The Framework is now linked with more aggressive scope 1 and 2 emission reductions in cement production. It is also linked to reducing Cemex’s 2030 clinker factor and increasing the use of alternative fuels with high biomass content. Morningstar Sustainalytics, a global leader in ESG research and data, has provided its opinion on the framework updates and considers the KPIs as strong or very strong, and the respective sustainable performance targets as moderately or highly ambitious.

Cemex is aligned with the Climate Transition Finance Handbook 2023, and the Framework aligns with the Sustainability-Linked Bond Principles 2023, and the Sustainability-Linked Loan Principles 2023, according to the second-party opinion issued by Sustainalytics.

The Framework and Sustainalytics’ second-party opinion can be found at the following link: https://www.cemex.com/investors/debt-information/sustainable-finance

About Cemex

Cemex (NYSE: CX) is a global construction materials company that is building a better future through sustainable products and solutions. Cemex is committed to achieving carbon neutrality through relentless innovation and industry-leading research and development. Cemex is at the forefront of the circular economy in the construction value chain and is pioneering ways to increase the use of waste and residues as alternative raw materials and fuels in its operations with the help of new technologies. Cemex offers cement, ready-mix concrete, aggregates, and urbanization solutions in growing markets around the world, powered by a multinational workforce focused on providing a superior customer experience enabled by digital technologies. For more information, please visit: www.cemex.com

Contact information

Analyst and Investor Relations - Monterrey

Fabián Orta

+52 (81) 8888-4327

ir@cemex.com

Analyst and Investor Relations - New York

Scott Pollak

+1 (212) 317-6011

ir@cemex.com

Media Relations

Jorge Pérez

+52 (81) 8259-6666

jorgeluis.perez@cemex.com

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Except as the context may otherwise require, references in this press release to “Cemex,” the “company,” “we,” “us,” or “our” refer to Cemex, S.A.B. de C.V. This press release contains forward-looking statements within the meaning of the U.S. federal securities laws. Cemex intends these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. federal securities laws. These forward-looking statements reflect Cemex’s current expectations and projections about future events based on Cemex’s knowledge of present facts and circumstances and assumptions about future events, as well as Cemex’s current plans based on such facts and circumstances, unless otherwise indicated. These statements necessarily involve risks, uncertainties, and assumptions that could cause actual results to differ materially from Cemex’s expectations, including, among others, risks, uncertainties, and assumptions discussed in Cemex’s most recent annual report and detailed from time to time in CEMEX’s other filings with the U.S. Securities and Exchange Commission and the Mexican Stock Exchange (Bolsa Mexicana de Valores), which factors are incorporated herein by reference, which if materialized could ultimately lead to Cemex’s expectations, expected results, and/or the framework referred herein not producing the expected benefits and/or results. Forward-looking statements should not be considered guarantees of future performance, nor the results or developments are indicative of results or developments in subsequent periods. These factors may be revised or supplemented, and the information contained in this press release is subject to change without notice, but Cemex is not under, and expressly disclaims, any obligation to update or correct this press release or revise any forward-looking statement contained herein, whether as a result of new information, future events or otherwise, or to reflect the occurrence of anticipated or unanticipated events or circumstances. Any or all of Cemex’s forward-looking statements may turn out to be inaccurate. Accordingly, undue reliance on forward-looking statements should not be placed, as such forward-looking statements speak only as of the dates on which they are made. The content of this press release is for informational purposes only, and you should not construe any such information or other material as legal, tax, investment, financial, or other advice.

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